Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara Brungess 610-727-7199 bbrungess@amerisourcebergen.com
AmerisourceBergen Reports $0.57 in Diluted EPS, a 10% Percent Increase,
and Record Revenue of $19.9 Billion For The December Quarter
Company Reaffirmed Fiscal Year 2011 EPS Guidance Range of $2.31 to $2.41
VALLEY FORGE, PA, February 4, 2011 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2011 first quarter, ended December 31, 2010, diluted earnings per share were $0.57, a 10 percent increase. Revenue in the quarter was a record $19.9 billion, up 3 percent. The Company also reaffirmed its expectations for fiscal year 2011 diluted earnings per share in the range of $2.31 to $2.41. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal First Quarter Highlights
•	Record Revenue of $19.9 billion, up 2.9 percent.
•	Diluted earnings per share of $0.57, a 9.6 percent increase.
•	Operating expense ratio of a record low 1.53 percent, down 3 basis points.
•	Operating margin of 1.39 percent, up 3 basis points.
•	Share repurchases of $185 million.
“In the December quarter, we delivered outstanding performance on top of exceptional performance last year. We had strong results in all of our business units, we benefited from successful generic drug launches, and we continued to demonstrate expense and working capital discipline,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “Our balance sheet remains strong, and we continue to have excellent financial flexibility. We are off to a solid start for the fiscal year, demonstrating the strength of our two growth drivers — generics and specialty pharmaceuticals.”

Results Highlights
•	Revenue: Revenue was a record $19.9 billion in the first quarter of fiscal 2011, a 2.9 percent increase over the same quarter in the previous fiscal year, driven by a 4.8 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue and offset by the expected decline in AmerisourceBergen Specialty Group (ABSG) revenue, which was down 3.8 percent. The above-market growth in ABDC revenue was driven by certain of our large customers, and the decline in ABSG revenue was primarily due to the previously disclosed September 2010 discontinuation of an $800 million annual revenue contract in its third party logistics business.
•	Gross Profit: Gross profit in the fiscal 2011 first quarter was $580.2 million, a 3.0 percent increase over the year-ago same period, primarily due to increased revenue, including low double-digit growth in generic revenue, increased contributions from fee-for-service agreements with manufacturers, and a non-recurring $12 million benefit in connection with a customer being acquired by a third party. The benefits were offset in part by normal competitive pressures and an expected decline in specialty generics gross profit in the quarter following exceptionally strong performance in the prior year quarter. Gross profit as a percentage of revenue increased 1 basis point to 2.92 percent over the same period in the previous year. The LIFO charge in the fiscal 2011 first quarter was $9.9 million compared with a $7.8 million charge in the previous year’s first quarter.
•	Operating Expenses: For the first quarter of fiscal 2011, operating expenses were $303.5 million compared with $301.0 million in the prior fiscal year’s first quarter, a 0.8 percent increase, which was well below the 2.9 percent revenue increase. The increase in operating expenses was due to the expected increase in information technology costs which were offset by a reduction in bad debt and incentive compensation costs. Operating expenses as a percentage of revenue in the fiscal first quarter of 2011 were a record low 1.53 percent, down 3 basis points from the same period in the previous fiscal year due to productivity gains.
•	Operating Income: In the fiscal 2011 first quarter, operating income increased 5.5 percent to $276.8 million, due primarily to the increase in gross profit. Operating income as a percentage of revenue increased 3 basis points to 1.39 percent in the period compared with the previous year’s first quarter.
•	Tax Rate: The effective tax rate for the first quarter of fiscal 2011 was 38.1 percent, compared to 38.2 percent in the previous fiscal year’s first quarter. We continue to expect our annualized effective tax rate to be approximately 38.4 percent.
•	Earnings Per Share: Diluted earnings per share were up 9.6 percent to $0.57 in the first quarter of fiscal 2011 compared to $0.52 in the previous fiscal year’s first quarter. Earnings per share growth exceeded the 6% growth in net income due to the 4% reduction in diluted average shares outstanding.
•	Shares Outstanding: Diluted average shares outstanding for the first quarter of fiscal year 2011 were 280.7 million, down 10.6 million shares from the previous fiscal year’s first quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Fiscal Year 2011 Expectations
“Looking ahead, the Company expects diluted earnings per share in fiscal year 2011 to be in the range of $2.31 to $2.41,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “Key assumptions supporting the diluted earnings per share range for fiscal year 2011 are: revenue growth of between 2 percent and 4 percent; operating margin expansion in the low to mid single-digit basis points range; and free cash flow in the range of $625 million to $700 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2011.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on February 4, 2011. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Steven H. Collis, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.
To access the live conference call via telephone:
Dial in: The dial-in number for the live call will be 210-234-0010. The access code for the call is ABC.
To access the live webcast:
Go to the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 2:30 p.m. February 4, 2011 until 11:59 p.m. February 11, 2011. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	866-373-4995 from within the U.S. 203-369-0275 from outside the U.S.

To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $78 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2010	Revenue	2009	Revenue	Change

Revenue	$19,888,609	100.00%	$19,335,859	100.00%	2.9%

Cost of goods sold	19,308,377		18,772,489		2.9%

Gross profit	580,232	2.92%	563,370	2.91%	3.0%

Operating expenses:
Distribution, selling and administrative	278,033	1.40%	280,239	1.45%	-0.8%
Depreciation and amortization	25,433	0.13%	20,797	0.11%	22.3%
Facility consolidations, employee severance and other	—	—%	(48)	—%

Total operating expenses	303,466	1.53%	300,988	1.56%	0.8%

Operating income	276,766	1.39%	262,382	1.36%	5.5%

Other (income) loss	(1,667)	-0.01%	277	—%

Interest expense, net	19,144	0.10%	17,267	0.09%	10.9%

Income before income taxes	259,289	1.30%	244,838	1.27%	5.9%

Income taxes	98,789	0.50%	93,531	0.48%	5.6%

Net income	$160,500	0.81%	$151,307	0.78%	6.1%

Earnings per share:
Basic	$0.58		$0.53		9.4%
Diluted	$0.57		$0.52		9.6%

Weighted average common shares outstanding:
Basic	275,605		286,955
Diluted (1)	280,693		291,287

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2010	2010
ASSETS

Current assets:
Cash and cash equivalents	$1,400,895	$1,658,182
Accounts receivable, net	3,551,315	3,827,484
Merchandise inventories	5,440,751	5,210,098
Prepaid expenses and other	35,212	52,586

Total current assets	10,428,173	10,748,350

Property and equipment, net	736,812	711,712
Other long-term assets	2,967,334	2,974,781

Total assets	$14,132,319	$14,434,843

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,467,004	$8,833,285
Current portion of long-term debt	115,379	422
Other current liabilities	1,058,522	1,072,637

Total current liabilities	9,640,905	9,906,344

Long-term debt, less current portion	1,287,410	1,343,158

Other long-term liabilities	241,998	231,044

Stockholders’ equity	2,962,006	2,954,297

Total liabilities and stockholders’ equity	$14,132,319	$14,434,843

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2010	2009

Operating Activities:
Net income	$160,500	$151,307
Adjustments to reconcile net income to net cash used in operating activities	61,011	61,908
Changes in operating assets and liabilities	(320,711)	(254,904)

Net cash used in operating activities	(99,200)	(41,689)

Investing Activities:
Capital expenditures	(50,091)	(42,574)
Other	—	127

Net cash used in investing activities	(50,091)	(42,447)

Financing Activities:
Net borrowings	58,401	195,066
Purchases of common stock	(185,362)	(144,626)
Exercises of stock options	46,982	30,416
Cash dividends on common stock	(27,735)	(23,149)
Debt issuance costs and other	(282)	(3,372)

Net cash (used in) provided by financing activities	(107,996)	54,335

Decrease in cash and cash equivalents	(257,287)	(29,801)

Cash and cash equivalents at beginning of period	1,658,182	1,009,368

Cash and cash equivalents at end of period	$1,400,895	$979,567